Exhibit 99.1

Contact:	Jason B. Cagle
Senior Vice President and Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES SECOND QUARTER 2013 RESULTS

Dallas, Texas (August 8, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the second quarter and six months ended June 30, 2013.

Second Quarter Financial Results

For the quarter ended June 30, 2013, consolidated net revenues increased 20% to $155.2 million compared with $129.2 million in the prior year period. Operating income for the second quarter decreased 2% to $60.6 million as compared with $61.9 million for the prior year period after impairment charges of $4.9 million due to two facility partnership restructurings. EBITDA less noncontrolling interests increased 11% to $55.2 million in the second quarter of 2013 compared with $49.9 million for the prior year period (after excluding costs associated with the 2012 recapitalization). The operating results for the second quarter of 2013 were driven by modest same-facility revenue growth and acquisition related revenue growth.

Cash flows from operating activities for the second quarter of 2013 totaled $38.9 million compared with $24.5 million in the prior year period. During the second quarter of 2013, the Company and its consolidated subsidiaries invested approximately $1.9 million in maintenance capital expenditures and an additional $3.8 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Six-Month Financial Results

For the six months ended June 30, 2013, consolidated net revenues increased 17% to $300.3 million compared with $257.4 million in the prior year period. Operating income for the first half of 2013 decreased 1% to $118.8 million as compared with $120.0 million for the prior year period after the impairment charges in the second quarter. EBITDA less noncontrolling interests increased 7% to $103.0 million in the first half of 2013 compared with $96.3 million for the first half of 2012 (after excluding costs associated with the 2012 recapitalization).

Cash flows from operating activities for the six months ended June 30, 2013, totaled $77.4 million compared with $75.3 million for the prior year period. During the first half of 2013, the Company and its consolidated subsidiaries invested approximately $5.2 million in maintenance capital expenditures and an additional $9.3 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

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United Surgical Partners Announces Second Quarter 2013 Results

August 8, 2013

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At June 30, 2013, 149 of the 215 facilities the Company operated were not consolidated.

For the second quarter, the systemwide revenues of the facilities operated by the Company increased 7% on a year-over-year basis, driven primarily by acquisitions. On a same-store basis, systemwide net revenue increased 1% in the second quarter. For the first half of 2013, the systemwide revenues of the facilities operated by the Company increased 6% on a year-over-year basis, also driven primarily by acquisitions. On a same-store basis, systemwide net revenue was flat for the first half of the year.

Development Activity

During the quarter, the Company acquired a facility in Houston, Texas in partnership with Memorial Hermann Healthcare System. The Company expects more development activity in the second half of the year than the first six months.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “While we were pleased to return to organic revenue growth in the second quarter, a continuation of those factors present in the first quarter again resulted in downward pressure on volumes, albeit to a lesser degree. We continue to believe that our market-specific strategies position us well for the future.”

The live broadcast of USPI’s second quarter conference call will begin at 10:00 a.m. Eastern Time on August 9, 2013. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 214 facilities, of which 148 are jointly owned with not-for-profit healthcare systems.

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United Surgical Partners Announces Second Quarter 2013 Results

August 8, 2013

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Second Quarter 2013 Results

August 8, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except number of facilities)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$155,236	$129,220	$300,343	$257,415

Equity in earnings of unconsolidated affiliates	23,512	23,653	42,837	44,090

Operating expenses:
Salaries, benefits and other employee costs	40,420	33,350	79,433	66,650
Medical services and supplies	25,049	20,001	47,886	38,699
Other operating expenses	26,378	20,895	50,969	41,087
General and administrative expenses	10,493	10,084	20,397	20,682
Provision for doubtful accounts	3,139	1,966	6,182	4,312
Net loss (gain) on deconsolidations, disposals and impairments	5,501	(1,273)	5,399	(1,572)
Depreciation and amortization	7,172	5,977	14,075	11,663

Total operating expenses	118,152	91,000	224,341	181,521

Operating income	60,596	61,873	118,839	119,984
Interest expense, net	(23,957)	(23,397)	(52,517)	(38,473)
Loss on early retirement of debt	(5,535)	(37,958)	(5,535)	(37,958)
Other, net	(4)	(836)	(4)	(781)

Income (loss) from continuing operations before income taxes	31,100	(318)	60,783	42,772
Income tax (expense) benefit	(5,585)	6,173	(10,442)	(3,948)

Income from continuing operations	25,515	5,855	50,341	38,824
Discontinued operations, net of tax	—	—	—	3,435

Net income	25,515	5,855	50,341	42,259
Less: Net income attributable to noncontrolling interests	(18,090)	(17,348)	(35,330)	(35,028)

Net income (loss) attributable to USPI’s common stockholder	$7,425	$(11,493)	$15,011	$7,231

Supplemental Data:
Facilities operated at period end	215	202	215	202

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United Surgical Partners Announces Second Quarter 2013 Results

August 8, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$56,952	$51,203
Available for sale securities	10,757	10,741
Accounts receivable, net of allowance for doubtful accounts of $12,573 and $9,904, respectively	48,440	50,108
Other receivables	20,888	14,611
Inventories of supplies	8,975	8,017
Deferred tax assets, net	22,515	20,687
Other	18,854	16,607

Total current assets	187,381	171,974

Property and equipment, net	135,939	126,526
Investments in unconsolidated affiliates	471,747	484,079
Goodwill and intangible assets, net	1,575,579	1,555,108
Other	23,880	23,062

Total assets	$2,394,526	$2,360,749

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,059	$14,981
Accrued expenses and other	234,753	241,512
Current portion of long-term debt	19,064	17,913

Total current liabilities	270,876	274,406

Long-term debt	1,462,725	1,461,621
Other liabilities	209,739	199,336

Total liabilities	1,943,340	1,935,363

Noncontrolling interests - redeemable	162,335	153,399

USPI stockholder’s equity	244,058	233,715
Noncontrolling interests - nonredeemable	44,793	38,272

Total equity	288,851	271,987

Total liabilities and equity	$2,394,526	$2,360,749

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United Surgical Partners Announces Second Quarter 2013 Results

August 8, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended June 30,
	2013	2012	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	242,374	243,213	(0.3%)
Net revenue/case	$2,264	$2,225	1.8%
Net revenue	$548,735	$541,120	1.4%
Facility operating income margin(3)	24.8%	26.8%	(200	) bps
Other:
Total consolidated facilities	66	59

EBITDA less noncontrolling interests(4)
GAAP operating income	$60,596	$61,873	(2.1%)
Depreciation and amortization	7,172	5,977
Net loss (gain) on deconsolidations, disposals and impairments	5,501	(1,273)

EBITDA	73,269	66,577
Net income attributable to noncontrolling interests	(18,090)	(17,348)

EBITDA less noncontrolling interests	55,179	49,229	12.1%
Recapitalization costs	—	659

Adjusted EBITDA	$55,179	$49,888	10.6%

	Six Months Ended June 30,
	2013	2012	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$118,839	$119,984	(1.0%)
Depreciation and amortization	14,075	11,663
Net loss (gain) on deconsolidations, disposals and impairments	5,399	(1,572)

EBITDA	138,313	130,075
Net income attributable to noncontrolling interests	(35,330)	(35,028)

EBITDA less noncontrolling interests	102,983	95,047	8.3%
Recapitalization costs	—	1,243

Adjusted EBITDA	$102,983	$96,290	7.0%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)

EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss (gain) on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are significant components in understanding and assessing financial performance. Because EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA, EBITDA less noncontrolling interests and Adjusted EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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